Exhibit 99.1

Allison Lawrence and Ralph Smith Join Stride, Inc. Board of Directors

RESTON, Va.--(BUSINESS WIRE)--March 27, 2023--Stride, Inc. (NYSE: LRN)—a leading provider of innovative, high-quality, and tech-enabled education solutions—is pleased to announce that Allison Lawrence and Ralph Smith have been elected to the company’s Board of Directors. Both will join the Board on Monday, March 27, 2023.

“We are thrilled to welcome Allison and Ralph to Stride’s Board of Directors,” said Craig Barrett, Stride’s Board Chair. “Both Allison and Ralph bring a tremendous depth of expertise and experience to bear in helping guide the company.”

For nearly 20 years, Allison Lawrence has worked for Stanley Black & Decker - a worldwide leader in tools and outdoor products. Currently, Lawrence serves as President of the company’s global eCommerce business where she leads the strategic expansion of its online sales, direct-to consumer, digital media, and merchandising initiatives.

Prior to her current role, Lawrence held a number of executive leadership positions at Stanley Black & Decker including BLACK+DECKER Business President, Vice President and Chief of Staff to the CEO and various commercialization roles. Among her many accomplishments during her tenure, Lawrence led efforts that accelerated company-wide programs in ways that optimized return and delivered value for the company and continually placed Stanley Black & Decker’s iconic brands front and center for its dedicated end users and customers.

Lawrence earned a Bachelor of Science degree in marketing from Oklahoma State University where she graduated magna cum laude. She also earned a Master of Business Administration from the University of Texas at Dallas.

“There’s no higher mission than helping learners reach and exceed their expectations,” said Lawrence. “I am proud to join the Stride family and help ensure students, families, and educators have the resources they need to succeed.”

Ralph Smith is the Founding Managing Director of the Campaign for Grade-Level Reading: a collaborative effort supported by foundations, nonprofit partners, business leaders, and individual donors. This organization supports a network of 350+ communities in developing and implementing plans to ensure early schooling for children of economically challenged families.

Prior to his current position, Smith served as Executive Vice President of the Annie E. Casey Foundation where he also led the Making Connections initiative, a comprehensive effort to assist local communities committed to improving outcomes for families in disinvested communities. Smith served on the Foundation’s senior leadership team for 22 years.

Additionally, as a member of the law faculty at the University of Pennsylvania, Smith taught corporations and securities law and education law and policy for two decades. He also served as Chief of Staff and Chief Operating Officer for the School District of Philadelphia and as a senior advisor to Philadelphia’s mayor on children and family policy.

Smith earned a Bachelor of Arts degree from Loyola University of Los Angeles and a law degree from the University of California, Los Angeles.

“Fostering student success has been at the center of my work to assure a more hopeful future for the next generation,” Smith said. “Joining Stride’s Board is an opportunity to continue and advance this aspiration in partnership with educators, schools, and communities across the country.”

For more information about Stride, visit stridelearning.com.

About Stride, Inc.

At Stride, Inc. (NYSE: LRN), we are reimagining learning—where learning is lifelong, deeply personal, and prepares learners for tomorrow. The company has transformed millions of people’s teaching and learning experiences by providing innovative, high-quality, tech-enabled education solutions, curriculum, and programs directly to students, schools, the military, and enterprises in primary, secondary, and postsecondary settings. Stride is a premier provider of K-12 education for students, schools, and districts, including career learning services through middle and high school curriculum. For adult learners, Stride delivers professional skills training in healthcare and technology, as well as staffing and talent development for Fortune 500 companies. Stride has delivered millions of courses over the past decade and serves learners in all 50 states and more than 100 countries. More information can be found at stridelearning.com, K12.com, galvanize.com, techelevator.com, and medcerts.com.

Contacts

Dana Still
Corporate Communications Director
dstill@K12.com